CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION OF

                            NETWORK PERIPHERALS INC.

         Network Peripherals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That at a meeting of the Board of Directors, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for a vote of the stockholders of said corporation at the next annual meeting of the stockholders. Pursuant to such resolutions, Article Fourth, subparagraph (A), of the Corporation's Restated Certificate of Incorporation is amended in its entirety as follows:

                      "FOURTH:
                           (A) Classes of Stock.  The  Corporation is authorized
to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Sixty Two Million (62,000,000) shares. Sixty Million (60,000,000) shares shall be Common Stock, $0.001 par value per share, and Two Million (2,000,000) shares shall be Preferred Stock, $0.001 par value per share."

         SECOND: That thereafter, pursuant to resolutions of its Board of Directors, a vote of the stockholders of said corporation was taken at the annual meeting of stockholders held on April 25, 2000, pursuant to which the necessary number of shares as required by statute and by said corporation's Restated Certificate of Incorporation were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed and attested by its duly authorized officer as of April 25, 2000.

                                  By:      \s\ William F. Rosenberger

                                           William F. Rosenberger
                                           President and Chief Executive officer